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                                                                    EXHIBIT 23.1

  After the approval by the Board of Directors of the 0.65 for 1 reverse stock split discussed in Note 11 to the financial statements of EarthWeb Inc., we expect to be in a position to render the following consent.

                                                      PricewaterhouseCoopers LLP

New York, New York

November 2, 1998

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-1 of our report dated March 31, 1998, on our audit of the financial statements of EarthWeb Inc. as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."

New York, New York